Exhibit 10.11

Letter Agreement with Agreed Deviations to the GTCP

This Letter Agreement with Agreed Deviations to the GTCP is entered into by and between:

(1) Danone Trading B.V., having its registered office at WTC Schiphol Airport, Tower E, Schiphol Boulevard 105, 1118 BG Schiphol Airport, acting in its capacity as central buying function for any Affiliate of Danone of the Baby Nutrition and/or Medical Nutrition divisions, on the understanding that “Affiliate of Danone” means any company in which Danone holds directly or indirectly at least 50% of the share capital or voting rights (“DTBV”)

and

(2) MCorp Consulting, having its registered office at 251 Sir Francis Drake Blvd, San Anselmo, CA 94960, United States (“Seller”).

DTBV and Seller (“the Parties”) agree that Danone Trading BV. - General Terms and Conditions for Goods and Services, January 2010 version (“GTC”) shall govern their current and future business relations save as varied by the terms of this Letter Agreement as follows.

ARTICLE 6 – Prices, Fees, Costs and Payment
At the end of Article 6.4 the following new sentence is added:
“By way of exception to the aforegoing sentence and only in relation to the Touchpoint Mapping project, DTBV shall pay the first invoice in relation to the Touchpoint Mapping project within 30 (thirty) days calendar days after the end of the month + 2 (two) business days and all subsequent invoices in relation the Touchpoint Mapping project within 60 (sixty) calendar days after the end of the month + 2 (two) business days in which the invoice was received.”

Except as expressly provided otherwise in this Letter Agreement, all terms of the “DTBV and Seller (“the Parties”) agree that Danone Trading BV. - General Terms and Conditions for Goods and Services, January 2010 version (“GTC”) shall remain in full force and effect.

This Letter Agreement is made effective as of 17 April 2012.

Danone Trading B.V.		MCorp Consulting

MARIUSZ BORAWSKI		MICHAEL HINSHAW

Name:	Mariusz Borawski	Name:	Michael Hinshaw
Title:	Global SSD Services Manager	Title:	President & CEO
Date:	May 11th, 2012	Date:	April 17, 2012

Article 1 – General

1.1 These General Terms and Conditions for Goods and Services ("GTCs") apply to all requests for offers made by Danone Trading B.V. ("DTBV"), offers made by the supplier ("Supplier"), all orders placed by DTBV and all contracts concluded with DTBV. These GTCs nullify and replace any previous general terms and conditions for goods and may only be modified with explicit prior written approval by DTBV. The applicability of any other terms and conditions (e.g. of Supplier) are explicitly excluded.

1.2 DTBV is entitled to enter into a contract on behalf of the affiliates of Danone. In that contract, reference to DTBV includes its affiliates of Danone and these can exercise the rights and obligations of DTBV.

1.3 Should Supplier start to execute the performance, this shall imply complete acceptance of the terms of the contract, including the GTCs.

1.4 A contract with DTBV is composed of the following, in order of importance: terms of the contract, order(s), specifications and GTCs.

Article 2 – Orders

DTBV is entitled to cancel any order or contract at any time if Supplier has not returned a signed copy thereof without any modification within 5 (five) business days from the date on which it was sent by the DTBV. DTBV is entitled at all times to cancel confirmed orders in writing. In such case, DTBV shall only be liable for direct costs reasonably and actually incurred, on the condition Supplier provides DTBV with a detailed statement of these costs within 30 (thirty) calendar days after cancellation. This reimbursement shall never exceed the purchase price in the order and is Supplier's only remedy for such cancellation.

Article 3 – Personnel of Supplier

3.1 Supplier is fully responsible that the personnel performing the services, whether hired or employed, have adequate professional expertise and experience. The personnel may only be replaced after explicit written approval of DTBV, except for unexpected and unforeseen circumstances in which Supplier can only initially and temporarily replace the personnel, provided DTBV is promptly notified in writing and informed of the immediate remediation.

3.2 DTBV is entitled to demand, and Supplier shall comply on first demand, that Supplier replaces personnel performing (any part of) the services in the event DTBV indicates it is necessary or desirable for a proper performance (which shall not result in higher fees by Supplier.

3.3 Supplier shall ensure that all personnel delivering goods or performing services to DTBV or its affiliates shall fully comply with all applicable company rules and security procedures at the premises where the goods are delivered or the services performed.

Article 4 – Warranties

In addition to any other warranties, express or implied, Supplier represents and warrants that: the services are performed in a manner that conforms to the level of professionalism and state of the art which is expected from a first class service provider and that the goods (including their packaging) and related services thereto (i) conform to the specifications and approved samples, if any, and all other terms of the contract; (ii) are fit and safe for consumer use and suitable for DTBV's intended use which Supplier acknowledges it is aware of or for which Supplier has obtained information from DTBV in writing beforehand; (iii) are free from defects (including but not limited to defaults in design, material and manufacturing and (iv) comply with all applicable statutory and regulatory requirements. .

Article 5 – Term and Termination

5.1 A contract with DTBV enters into effect as of the date indicated therein or in accordance with Article 1.3, DTBV has the right to terminate a contract providing Supplier with a 3 (three) months written notice, unless agreed otherwise in writing.

5.2 Without prejudice to any other rights and remedies of both parties by law to terminate a contract, each party is in any event entitled to terminate a contract by means of a written statement to the other party, with immediate effect in the event:
   a) the other party is declared bankrupt, has applied for a moratorium, closes its business or is liquidated or dissolved;
   b) the other party fails to fulfill any of its essential obligations under the contract and after having received written notice by the other party of such failure and a period to remedy within 8 (eight) working days (to the extent that such failure or default is capable of being remedied).

5.3 Should Supplier fail to comply with its obligations, DTBV may also cause any third party to carry out the Supplier's obligations, at the Supplier's costs, even if such costs exceed the foreseen amount, and without prejudice to DTBV's rights to liquidated damages as provided for in Article 7.2.

Article 6 – Prices, Fees, Costs and Payment

6.1 All prices and fees must be agreed in writing. Agreed prices and/or fees are fixed and irrevocable. A price or fee accepted by DTBV may not be increased without DTBV's prior written approval.

6.2 All prices shall be net, excluding VAT (BTW) or other applicable sales tax, unless agreed otherwise in writing.

6.3 All costs and charges in respect of taxes and social security charges and penalties related to the goods and/or the services are for account of Supplier, with the exception of VAT (BTW) or other applicable sales tax, unless agreed otherwise in writing. Supplier indemnifies DTBV and its affiliates and holds them harmless from any of such costs and charges.

6.4 DTBV shall pay invoices within 90 (ninety) calendar days after the end of the month +2 (two) business days in which the invoice was received, provided it is correct, undisputed and contains all details required by DTBV (e.g. PO).

6.5 Supplier shall maintain records in respect of all costs and charges reimbursed by DTBV under the contract. On DTBV's request, DTBV reserves the right to audit these records by its own internal or third party auditor, to verify whether DTBV has been overcharged, by providing Supplier with a reasonable notice period. The audit shall be limited to the records necessary to enable this verification.

6.6 Supplier shall submit in advance for approval by DTBV in writing, all third party costs and expenses (it anticipates) including incurred (additional) travel costs it will incur while performing services. Supplier shall be responsible for the payment of all these costs and expenses to these third parties..

Article 7 – Delay

7.1 If there is an imminent delay in the delivery of goods or performance of services, Supplier shall promptly notify in writing DTBV stating the reason and consequences of the imminent delay, in addition to measures it shall take to restrict the delay and prevent such delay in future. Within reasonable time after receipt of Supplier's notice, DTBV may inform Supplier whether the proposed measures are acceptable to DTBV, which will not in any way imply acceptance of the delay and is without prejudice to any other rights and remedies of DTBV.

7.2 In the event the delivered goods or performed services are not within the agreed upon (extended) period, Supplier will be due an immediate penalty to DTBV amounting to 2% (two percent) of the total or maximum price or fee of the order with a maximum of 10% (ten percent) per working day of delay or part thereof, without prejudice to any other rights and remedies of DTBV. However, if it is permanently impossible to comply, the full maximum penalty shall be due immediately, with the exception of force majeure.

Article 8 – Delivery and Acceptance

8.1 The prices for goods shall be based on Delivered Duty Paid ("DDP") at the location specified by DTBV in accordance with the latest version of the Incoterms, including all costs of packaging, unless agreed otherwise in writing.

8.2 The timely and proper delivery of goods and performance of services is of the essence. Supplier will strictly adhere to agreed upon time milestones and time schedules.

8.3 Supplier shall notify DTBV prior to delivery of the goods or (results of) the performance of services.

8.4 The (results of) performed services require the approval by DTBV in writing indicating it meets the requirements of the contract, unless agreed otherwise in writing.

8.5 Each party shall remain the owner of all intellectual property rights owned by it prior to its relationship with the other party or created outside the scope of and independently of that relationship. DTBV shall be the owner of all the results of the performance of services pursuant to the contract, irrespective whether the results were complete or not. These property rights are transferred through the contract with DTBV at the moment of creation and Supplier will provide assistance in any actions that DTBV may reasonably consider necessary to effectuate the transfer of the aforementioned ownership. Supplier shall indemnify and hold DTBV and its customers harmless from and against all claims and lawsuits from third parties for infringement of intellectual property rights or based on unfair competition resulting form the possession and/or use of the goods and services by DTBV.

Article 9 – Default

9.1 If (any part of) the goods delivered or services performed do not conform to the contract, DTBV is entitled at its discretion:
   a) to require that Supplier, without delay, repairs or replaces the delivered goods or supplies the missing component(s) or duly remedies the services performed, within a reasonable period to be determined by DTBV and without prejudice to any of its other rights and remedies; and
   b) to keep the delivered goods in its custody at Supplier's expense, until Supplier promptly provides further instructions how to deal with these goods, while DTBV shall be in no event responsible for maintaining the goods in good condition.

9.2 In the event DTBV informs Supplier it is not performing the services in accordance with the contract, Supplier shall promptly report in writing to DTBV of the measures (which shall be) taken in order for the services to be performed accordingly and to avoid any such reoccurrence in the future.

9.3 Acceptance by DTBV of (any part of) the delivered goods or (results of) performed services shall not be deemed as a waiver of any rights or remedies by DTBV.

9.4 Any advice or notice provided by DTBV to Supplier with regard to the delivered goods or (results of) performed services, shall not release Supplier in any way from its responsibility or liability with respect to the proper fulfillment of its obligations under the contract.

Article 10 – Liability and Indemnification

10.1 Supplier shall be liable for every claim for damage resulting directly or indirectly from or related to Supplier's non-performance of the contract, its failure to perform the contract timely or properly or its breach of any contractual or non-contractual obligation vis-à-vis DTBV or third parties. In addition, Supplier indemnifies DTBV against any claims from third parties resulting in respect thereof. Supplier guarantees the fulfillment of obligations by third parties on Supplier's part (such as employees of Supplier or third parties or their employees hired directly or indirectly by Supplier) in the same way as it guarantees the fulfillment of its own obligations.

10.2 If the delivered goods or performed services cause a product of DTBV or its affiliates to be determined to be a defective product in accordance with applicable product liability legislation, then Supplier shall indemnify, defend and hold harmless DTBV and its affiliates with respect to all product liability claims or demands resulting thereof.

10.3 Supplier guarantees that its total insured amount for its liability amounts to a minimum of € 2,500,000 (two million and five hundred thousand Euros) per occasion. Supplier also guarantees that its contract(s) of insurance shall be

Danone Trading B.V. January 2010

DANONE

valid and in existence throughout the term of the contract, and that the terms of the insurance policy are not any stricter than is usual in the industry of Supplier.

Article 11 – Force Majeure
Force majeure means the non-attributable failure of either party to properly fulfill its obligations. At any rate, shortcomings will be attributed to Supplier if they are caused by transport problems, illness of personnel, breach of contract by third parties contracted by Supplier, strikes and stagnation in Supplier's business or in the business of any of its engaged third parties. Force majeure situations shall be communicated immediately by the affected party. DTBV is entitled to dissolve the contract in the event the force majeure extends or is likely to extend beyond 30 (thirty) calendar days without any indemnification or other remedy.

Article 12 – Confidentiality
12.1 Supplier shall and shall ensure that its employees and employees of third parties hired in connection with the execution of the contract undertake to take measures to protect the confidentiality of all information of DTBV and its affiliates, of which they know or should have known that it is confidential. Supplier agrees and guarantees that all personal data of relations of DTBV and its affiliates shall be kept confidential and that this will not be used for any other purpose than the contract.
12.2 Supplier is only entitled to indicate on marketing materials or its website(s) that it performs services for DTBV, if prior written approval has been obtained from DTBV.
12.3 If Supplier fails to comply with its obligations arising from this Article 12, then it will cause Supplier to liable to an immediate due penalty amounting to € 100,000 (one hundred thousand Euros) per event, without prejudice to any other rights and remedies of the DTBV, such as among others the ability of DTBV to claim the actual damages suffered.

Article 13 – Sustainability Principles

"Sustainability Principles" include":
- The Fundamental Social Principles (Appendix 1);
- The Fundamental Environmental Principles (Appendix 2); and
- The Business Ethics Principles (Appendix 3).

To this end, Supplier guarantees that the principles set out in the Fundamental Social Principles document and the Business Ethics Principles document, referred to under Appendix 1 and 3, are already in place in its own organisation and undertakes to, and shall ensure that its employees, agents, suppliers and sub-contractors respect the said principles, throughout all stages of production, during the commercial relationship. Supplier shall also strive to continuously work on the implementation of the principles laid down in the Fundamental Environmental Principles document, referred to under Appendix 2.

To let Supplier better follow up the implementation of the Sustainability Principles within its organisation and to let DTBV have updated relevant information about this implementation, Supplier shall register all of its production sites supplying to Danone on a specialised internet platform recommended by DTBV.

The parties agree that DTBV or its authorised external body shall have the right at any time to monitor the permanent adherence and implementation by Supplier of the Sustainability Principles. For this, DTBV shall have free access to audit at any time the manufacturing and/or warehousing sites of Supplier, including without limitation, the premises, the plants, the company records, and the complete process of production.

If any commitment is found to be breached, the parties shall meet at DTBV's request and discuss the reasons leading to the breach. The parties shall than envisage and set up corrective actions with an appropriate time schedule to cure the breach of the commitment.

If the corrective actions are not implemented to DTBV's satisfaction in accordance with the agreed time schedule or if the breach by Supplier of any of the Sustainability Principles recurs, DTBV shall be entitled to cancel the purchase orders in force and/or terminate the contract in accordance with the terms and provisions of article 5 of these GTC.

Article 14 – Governing Law and Jurisdiction
The contract shall be governed by the laws of the Netherlands and any dispute shall be submitted to the competent courts of Amsterdam, the Netherlands, provided that, in addition, the DTBV shall have the right, at its sole discretion, to bring or initiate any action or proceedings in the place of business of Supplier. In the latter case, the laws of the country where Supplier has its place of business shall govern the contract. The Vienna Convention on the international Sale of Goods shall not apply.

Article 15 – Judicial and Extra-Judicial Costs
In the event Supplier fails to fulfill any of its obligations, all costs incurred by DTBV in obtaining settlement out of court will be for Supplier's account. Supplier shall also reimburse DTBV for all costs reasonably incurred in connection with legal proceedings where judgment is fully or substantially awarded against Supplier. These costs will in any case include the fees of outside experts, bailiffs and attorneys, even if these costs exceed the amount awarded by the court.

Article 16 – Miscellaneous
16.1 Supplier shall not assign or transfer its rights or obligations under these GTCs or contract to a third party, unless prior specific approval of DTBV has been provided.
16.2 All notifications must be in writing. Verbal communications will only have legal effect when confirmed in writing.
16.3 Should any provision of the GTCP be held invalid or unenforceable, both parties agree that the remaining provisions shall remain in full force and effect.
16.4 Failure by either DTBV or Supplier to neglect to enforce any of the provisions of these GTCs or contract shall not be construed nor be deemed to be a waiver of either party's rights hereunder and shall not in any way affect the validity of the whole or any part of these GTCs or contract nor prejudice such party's right to take subsequent action.

Appendix 1 – Fundamental Social Principles
1. **Child labour**
The company does not employ children aged under 15. If the law sets a higher minimum working age or compulsory schooling is to a higher age, it is this limit that applies. Educational programs and training are not included in this limitation.
2. **Forced labour**
The company does not use forced or compulsory labour, meaning any work or service performed under threat or that is not consented to by the person concerned.
3. **Discrimination**
With due regard for applicable law, the company refuses to engage in any discriminatory practices. Discrimination means any distinction, exclusion or preference limiting equality of opportunity or treatment. It may be based on race, colour, sex, sexual orientation, religion, political opinion, age, nationality, family obligations or other considerations.
4. **Freedom of association and right to collective bargaining**
The company recognises and respects employees' freedom of association and their right to freely choose their representatives. The company also recognises employees' right to collective bargaining. The company ensures that employee representatives do not suffer any discrimination.
5. **Health care and safety at work**
The company ensures that the workplace and its environment do not endanger the physical integrity or health of employees. Action to reduce the causes of accidents and improve working conditions is the object of ongoing programs.
Sanitary equipment, canteens and housing provided to employees are built and maintained in accordance with applicable legal requirements. As a minimum, the company must provide employees with drinking water, clean toilets in adequate number, adequate ventilation, emergency exits, proper lighting and access to medical care.
6. **Working hours**
The company must ensure that national applicable legal restrictions on working hours, including overtime, are complied with.
Employees have at least one day off each week, apart from exceptional circumstances and for a limited period.
7. **Pay**
The company ensures that:
- no wage is lower than the applicable legal minimum;
- all employees receive a pay slip;
- employees receive a decent wage, as compared to standard pay practices in their country;
- wages rates for overtime are in all cases higher than for normal hours.

Appendix 2 – Fundamental Environmental Principles
1 **Preservation of resources**
Production
The company shall work on minimising the consumption of energy coming from all the sources. It will develop the use of renewable energy.
Packaging
The company shall work on minimising product's packaging for optimising the product service (Eco-conception). To do so, the company shall privilege the recycled raw materials, contribute to developing recycling and recycling fields.
Logistics
The company shall optimise transportation to reduce fuel consumption.
Water
The company shall minimise the water consumption.
2 **Chemicals**
The company shall reduce the use of chemicals and fertilizers and exclude the use of chemicals and fertilizers which are hazardous to the health of consumers.
3. **Climate change & greenhouse gases emissions**
The company shall work at measuring direct and indirect greenhouse gases emissions of its different activities.
The company shall work at minimising its overall greenhouse gases emissions.
4. **Environmental management**
The company shall work at measuring and controlling its environmental risks.
The company shall work at measuring and its transported, imported and hazardous wastes according to the Basel Convention. The company shall aim to put in place the environmental management system recognised by national/international authorities.
5. **Animal testing**
Suppliers who provide either milk or meat to Danone should incorporate measures to protect the welfare of their livestock. Animal testing should not be performed if another scientifically satisfactory method of obtaining the result sought, not entailing the use of an animal, is reasonably and practically available.

Appendix 3 – Business Ethics Principles
The highest standards of ethical, moral and lawful conduct are expected from our suppliers. In particular, we expect our suppliers, their agents and their contractors, to be familiar with and comply with all legal and contractual obligations relating to their business activities, and we will not accept and conduct (including by omission) that it is unlawful or that violates such obligations. Further, we prohibit the offer or receipt of gifts, hospitality or expenses whenever such arrangements could affect the outcome of business transactions and are not reasonable.

Danone Trading B.V. January 2010